Exhibit 99.1

Inspire Medical Systems, Inc. Announces Second Quarter 2019 Financial Results
and Increases 2019 Outlook

MINNEAPOLIS, Minnesota - August 6, 2019 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, reported financial results for the quarter ended June 30, 2019.

Recent Business Highlights
•Achieved revenue of $18.0 million in the second quarter of 2019, a 65% increase over the same quarter last year
•Activated 19 new U.S. medical centers in the second quarter of 2019, bringing the total to 245 U.S. medical centers implanting Inspire therapy, and added six Territory Managers, bringing the total to 59 U.S. Territory Managers
•Announced 10 new positive coverage policies since April 1, 2019, adding coverage for 71 million lives and bringing total covered lives to 125 million
•Reported a publication demonstrating the effectiveness of Inspire therapy in treating obstructive sleep apnea in Medicare-aged patients

“We generated significant revenue growth in the second quarter of 2019, as well as improved gross margins,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “Our revenue growth was primarily driven by enhanced patient flow at existing centers, as well as opening 19 new medical centers during the second quarter, above our announced guidance of 12-14 centers per quarter. We also exceeded our plan by hiring six new U.S. Territory Managers in the quarter, and expect that these new centers and Territory Managers will have a positive impact on our long-term growth.”

Last month, the Company announced a positive coverage decision from one of the leading health plans in the U.S., which provides coverage for approximately 41 million members. Following several additional independent coverage policies that were issued during the quarter, Inspire now has 35 coverage policies, representing approximately 125 million members under policy in the U.S.

“Our primary goal is to generate positive and consistent therapy outcomes for patients. We continue to be focused on driving further growth through a consistent cadence of activating new medical centers and hiring Territory Managers in the U.S., on a quarterly basis. Along with further advancements in reimbursement that build upon our recent positive coverage decisions and a growing body of clinical evidence, we are confident that we remain well-positioned for long-term success,” concluded Mr. Herbert.

Second Quarter 2019 Financial Results

Revenue was $18.0 million for the three months ended June 30, 2019, a 65% increase from $10.9 million in the corresponding period in the prior year. U.S. revenue for the quarter was $15.8 million, an increase of 65% over the prior year quarter. Second quarter European revenue was $2.3 million, an increase of 62% over the second quarter of 2018.

Gross margin was 82.8% for the three months ended June 30, 2019, compared to 80.8% for the corresponding prior year period. Gross margins improved due to the introduction of the new sensing lead in the U.S. in February 2019, which has a higher gross margin than the previous sensor.

Operating expense was $23.1 million for the second quarter of 2019, as compared to $14.5 million in the corresponding prior year period, an increase of 59.7%. This increase was primarily due to higher employee-related expenses resulting from the expansion of our U.S. and European sales organizations, as well as increased direct-

to-patient marketing programs, continued product development efforts, and general corporate costs, which increased primarily as a result of becoming a public company in May 2018.

Net loss was $7.7 million for the second quarter of 2019, as compared to $5.9 million in the corresponding prior year period. The diluted net loss per share for the second quarter of 2019 was $0.32 per share.

As of June 30, 2019, cash, cash equivalents and investments were $164.7 million, compared to $188.2 million at December 31, 2018.

Full Year 2019 Guidance

Inspire now expects full year 2019 revenue to be in the range of $73 million to $75 million, representing growth of approximately 44% to 48% over full year 2018 revenue of $50.6 million. Gross margin for the full year 2019 is now expected to be in the range of 81% to 83%. This compares to the prior revenue guidance of $69 million to $72 million and gross margin guidance of 80% to 82%.

In addition, Inspire continues to expect to add 12 to 14 new U.S. implanting centers and four to five new Territory Managers per quarter in 2019.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, August 6, 2019, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, August 6th at 5:00 p.m. Eastern Time:
Domestic:   877-407-0792
International:   201-689-8263
Conference ID:   13692037
Webcast:   http://public.viavid.com/index.php?id=135061

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding our full year 2019 financial outlook, our expectations to add new U.S. implanting centers and Territory Managers per quarter in 2019, future positive insurance coverage of Inspire therapy and improvements in market access. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; the timing or likelihood of regulatory filings and approvals; risks related to our debt and capital structure; our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement; tax risks; risks that we may be deemed an investment company under the Investment Company Act of 1940; regulatory risks; the volatility of the trading price of our common stock; and our expectations about market trends. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$18,032	$10,938	$34,282	$20,980
Cost of goods sold	3,094	2,102	5,948	4,396
Gross profit	14,938	8,836	28,334	16,584
Operating expenses:
Research and development	2,846	1,735	5,449	3,465
Selling, general and administrative	20,268	12,738	39,838	23,951
Total operating expenses	23,114	14,473	45,287	27,416
Operating loss	(8,176)	(5,637)	(16,953)	(10,832)
Other (income) expense:
Interest income	(1,036)	(348)	(2,122)	(408)
Interest expense	523	550	1,060	1,935
Other (income) expense, net	(13)	17	25	(2)
Total other (income) expense	(526)	219	(1,037)	1,525
Loss before income taxes	(7,650)	(5,856)	(15,916)	(12,357)
Income taxes	—	—	—	—
Net loss	(7,650)	(5,856)	(15,916)	(12,357)
Other comprehensive loss:
Unrealized gain on investments	35	—	103	—
Total comprehensive loss	$(7,615)	$(5,856)	$(15,813)	$(12,357)
Net loss per share, basic and diluted	$(0.32)	$(0.43)	$(0.67)	$(1.66)
Weighted average common shares used to compute net loss per share, basic and diluted	23,753,647	13,543,558	23,598,466	7,448,955

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$51,268	$97,288
Investments, short-term	107,352	90,922
Accounts receivable, net	9,465	6,667
Inventories	3,561	2,667
Prepaid expenses and other current assets	5,596	1,734
Total current assets	177,242	199,278
Investments, long-term	6,116	—
Property and equipment, net	1,826	802
Other non-current asset	381	—
Total assets	$185,565	$200,080
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,681	$3,429
Accrued expenses	5,980	7,726
Total current liabilities	8,661	11,155
Notes payable	24,415	24,926
Total liabilities	33,076	36,081
Stockholders' equity:
Common Stock, $0.001 par value per share; 200,000,000 shares authorized at June 30, 2019 and December 31, 2018; 23,900,730 and 23,401,675 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	24	23
Additional paid-in capital	315,243	310,941
Accumulated other comprehensive income (loss)	51	(52)
Accumulated deficit	(162,829)	(146,913)
Total stockholders' equity	152,489	163,999
Total liabilities and stockholders' equity	$185,565	$200,080